Exhibit 99.1

FOR IMMEDIATE RELEASE
January 21, 2009

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FOURTH QUARTER AND YEAR 2008.

Earnings Summary
(in thousands except per share data)	4Q 2008	3Q 2008	4Q 2007	Year 2008	Year 2007
Net income/(loss)	$6,485	$(577)	$9,271	$23,073	$36,627
Earnings/(loss) per share	$0.43	$(0.04)	$0.62	$1.54	$2.42
Earnings/(loss) per share (diluted)	$0.43	$(0.04)	$0.61	$1.52	$2.38

Return on average assets	0.87%	(0.08)%	1.26%	0.79%	1.23%
Return on average equity	8.44%	(0.74)%	12.22%	7.48%	12.45%
Efficiency ratio	61.45%	58.63%	55.60%	58.39%	57.62%

Dividends declared per share	$0.30	$0.29	$0.29	$1.17	$1.10
Book value per share	$20.46	$20.26	$20.03	$20.46	$20.03

Weighted average shares	15,065	15,011	15,042	15,017	15,150
Weighted average shares (diluted)	15,220	15,263	15,192	15,160	15,372

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings of $6.5 million or $0.43 per basic share for the fourth quarter 2008 and $23.1 million or $1.54 per basic share for the year 2008.  During the fourth quarter, CTBI recorded an other than temporary impairment charge of $1.1 million based upon the current market value of Freddie Mac and Fannie Mae trust preferred pass-through auction rate securities.  CTBI held $14.9 million of these securities on June 30, 2008 and took an other than temporary impairment charge of $13.5 million during the third quarter of 2008.  The current market value of all auction rate securities held by CTBI is $0.5 million.  CTBI has also recorded a $1.5 million decline in the fair value of its mortgage servicing rights during 2008 and increased its provision for loan losses by $4.9 million year over year.  Additionally, current economic conditions combined with the current interest rate environment continue to put pressure on CTBI’s net interest margin and impact its asset quality contributing to lower earnings for the fourth quarter and year 2008.

CTBI maintains a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On December 31, 2008, our Tier 1 Leverage Ratio of 10.37% was 537 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.05% was 705 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.30% was 430 basis points higher than the 10.00% regulatory requirement for this designation.

Fourth Quarter and Year 2008 Highlights

❖
CTBI's basic earnings per share after the impairment charges referenced earlier increased $0.47 from prior quarter which included a $13.5 million other than temporary impairment charge and decreased $0.19 from prior year fourth quarter.  Year-to-date basic earnings per share decreased $0.88 from prior year, primarily as a result of other than temporary impairment charges during the third and fourth quarters 2008 and a $4.9 million increase in our allocation to our reserve for losses on loans.

❖
Pressure continued on our net interest margin due to the current interest rate environment and economic conditions.  Our net interest margin for the year ended December 31, 2008 decreased 2 basis points from prior year, and net interest income decreased $2.4 million from prior year as average earning assets decreased by $57.0 million.

❖
Noninterest income for the fourth quarter was impacted by the $1.1 million other than temporary impairment charge (OTTI) for auction rate securities while year-to-date noninterest income was impacted by $14.5 million in OTTI charges.  Core noninterest income showed slight increases from prior year with increases in gains on sales of loans, deposit service charges, and trust revenue; however these increases were offset by a decrease in the fair value of mortgage servicing rights.

❖	Noninterest expense controls were positive during 2008 as we experienced a decline in total noninterest expense which was driven by decreases in both personnel and occupancy expenses.

❖	Nonperforming loans increased $2.9 million during the fourth quarter to $52.2 million at December 31, 2008 compared to $49.3 million at prior quarter-end and $31.9 million at prior year-end.

❖	Our loan portfolio increased an annualized 5.6% during the quarter with $32.6 million in growth. Loan growth from prior year-end was $120.8 million or 5.4%.

❖
Our investment portfolio decreased $19.2 million for the quarter and $64.1 million year over year primarily resulting from the use of the liquidity in the portfolio to fund loan growth and manage the net interest margin and the OTTI charges for auction rate securities.

❖
CTBI’s effective income tax rate was 26.6% for the year ended December 31, 2008, compared to 30.95% for the year ended December 31, 2007.  The reduced income tax rate was driven by the increase in the ratio of tax exempt income to total income and the adjustment of a tax deferred item in the fourth quarter 2008 which had a positive impact to earnings of $0.04 per share.

Net Interest Income

Our quarterly net interest margin declined 28 basis points from prior quarter and 33 basis points from prior year fourth quarter, and our net interest margin for the year ended December 31, 2008 decreased 2 basis points compared to the same period in 2007.  Net interest income for the quarter decreased 5.1% from prior quarter and 6.6% from prior year fourth quarter, although average earning assets increased 2.1% and 1.9%, respectively, for the same periods.  Net interest income for the year ended December 31, 2008 decreased $2.4 million from prior year as the cost of interest bearing funds decreased 108 basis points while the yield on average earning assets decreased 94 basis points and average earning assets declined $57.0 million.

Noninterest Income

The significant decline in noninterest income year over year occurred as a result of the $14.5 million other than temporary impairment charges for auction rate securities, as well as the $1.5 million decline in the fair value of mortgage servicing rights.  We experienced increases year over year in the core banking noninterest income areas of gains on sales of loans, deposit service charges, and trust revenue which were partially offset by declines in loan fees and the fair value of mortgage servicing rights.

Noninterest Expense

Noninterest expense controls were positive during 2008 as we experienced a decline in total noninterest expense which was driven by decreases in both personnel and occupancy expenses.  Commensurate with the U.S. Treasury placing Freddie Mac and Fannie Mae into conservatorship, noninterest expense for the year 2008 was impacted by a $0.8 million charge relative to trust activity for which CTBI had financial responsibility.  The decrease in expenses would have been larger except for this $0.8 million charge.  Noninterest expense for the quarter decreased 2.4% from prior quarter but increased 2.4% from prior year fourth quarter.

Balance Sheet Review

CTBI’s total assets at $3.0 billion increased an annualized 6.2% from prior quarter and 1.8% from prior year.  Loans outstanding at December 31, 2008 were $2.3 billion reflecting an annualized 5.6% growth during the quarter and a 5.4% growth from December 31, 2007.  CTBI's investment portfolio, however, decreased an annualized 24.4% from prior quarter and 18.0% from prior year as a result of the use of the liquidity in our investment portfolio to fund loan growth and the other than temporary impairment charges for auction rate securities.  Deposits, including repurchase agreements, at $2.5 billion increased an annualized 9.4% from prior quarter and 1.5% from prior year.

Shareholders’ equity at December 31, 2008 was $308.2 million compared to $305.0 million at September 30, 2008 and $301.4 at December 31, 2007.  CTBI's annualized dividend yield to shareholders as of December 31, 2008 was 3.27%.

Asset Quality

Nonperforming loans increased during the fourth quarter by $2.9 million with increases in all of our regions.  CTBI's total nonperforming loans at December 31, 2008 were $52.2 million compared to $49.3 million at September 30, 2008 and $31.9 million at December 31, 2007.  Our loan portfolio management processes focus on maintaining appropriate reserves for potential losses.

Foreclosed properties increased during the fourth quarter 2008 to $10.4 million from the $9.4 million at September 30, 2008 and the $7.9 million at December 31, 2007.  Sales of foreclosed properties during 2008 totaled $5.0 million while new foreclosed properties totaled $7.7 million.  Our nonperforming loans and foreclosed properties remain concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter of $2.6 million, or 0.45% of average loans annualized, was an increase from prior quarter's 0.36% of average loans annualized from the 0.39% for prior year fourth quarter.  Year-to-date net charge-offs increased from $6.0 million for 2007 to $8.7 million for 2008 with most losses derived from our Central Kentucky Region as we continue to work through the region’s overbuilt housing market.  Allocations to loan loss reserve were $3.6 million for the quarter ended December 31, 2008 compared to $2.9 million for the quarter ended September 30, 2008 and $2.3 million for the quarter ended December 31, 2007.  Year-to-date loan loss provision increased from $6.5 million in 2007 to $11.5 million in 2008.  Our loan loss reserve as a percentage of total loans outstanding at December 31, 2008 increased to 1.31% compared to 1.29% at September 30, 2008 and 1.26% at December 31, 2007.  The adequacy of our loan loss reserve is analyzed quarterly and adjusted as necessary.

Treasury Department's Capital Purchase Program

CTBI announced on January 16, 2009 that it has elected not to participate in the Treasury Department’s Capital Purchase Program.   CTBI had received preliminary approval on December 17, 2008 from the U. S. Department of Treasury to receive $68 million by participating in the Treasury’s Capital Purchase Program.  The Treasury’s Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U. S. economy.  CTBI currently maintains a capital level significantly exceeding regulatory guidelines for a well-capitalized institution and is meeting the lending needs of our customers.  Considering our current capital position and the requirements the program would impose on our business, we believe that our participation in the program would not be in the best interests of our shareholders.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.0 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeast, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2008
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest income	$39,557	$41,704	$47,881	$167,611	$196,864
Interest expense	14,409	15,205	20,942	63,974	90,832
Net interest income	25,148	26,499	26,939	103,637	106,032
Loan loss provision	3,560	2,875	2,309	11,452	6,540

Gains on sales of loans	251	292	342	1,583	1,338
Deposit service charges	5,545	5,739	5,567	21,886	21,003
Trust revenue	1,180	1,260	1,240	4,929	4,859
Loan related fees	(19)	686	702	2,045	3,196
Securities gains	(1,053)	(13,461)	-	(14,564)	-
Other noninterest income	1,408	1,515	1,351	5,888	6,212
Total noninterest income	7,312	(3,969)	9,202	21,767	36,608

Personnel expense	10,625	10,287	10,480	42,223	42,298
Occupancy and equipment	2,839	2,803	2,902	11,143	11,609
Amortization of core deposit intangible	158	159	158	634	634
Other noninterest expense	7,166	8,051	6,757	28,532	28,514
Total noninterest expense	20,788	21,300	20,297	82,532	83,055

Net income before taxes	8,112	(1,645)	13,535	31,420	53,045
Income taxes	1,627	(1,068)	4,264	8,347	16,418
Net income	$6,485	$(577)	$9,271	$23,073	$36,627

Memo: TEQ interest income	$39,872	$42,046	$48,245	$168,980	$198,377

Average shares outstanding	15,065	15,011	15,042	15,017	15,150
Basic earnings per share	$0.43	$(0.04)	$0.62	$1.54	$2.42
Diluted earnings per share	$0.43	$(0.04)	$0.61	$1.52	$2.38
Dividends per share	$0.30	$0.29	$0.29	$1.17	$1.10

Average balances:
Loans, net of unearned income	$2,336,535	$2,291,722	$2,233,594	$2,283,180	$2,205,431
Earning assets	2,746,404	2,688,752	2,694,129	2,703,054	2,760,014
Total assets	2,959,249	2,909,419	2,918,398	2,921,217	2,980,713
Deposits	2,332,311	2,291,996	2,317,078	2,303,720	2,352,902
Interest bearing liabilities	2,170,691	2,112,403	2,156,633	2,140,700	2,231,347
Shareholders' equity	305,702	311,665	300,952	308,401	294,106

Performance ratios:
Return on average assets	0.87%	(0.08%)	1.26%	0.79%	1.23%
Return on average equity	8.44%	(0.74%)	12.22%	7.48%	12.45%
Yield on average earning assets (tax equivalent)	5.78%	6.22%	7.10%	6.25%	7.19%
Cost of interest bearing funds (tax equivalent)	2.64%	2.86%	3.85%	2.99%	4.07%
Net interest margin (tax equivalent)	3.69%	3.97%	4.02%	3.88%	3.90%
Efficiency ratio (tax equivalent)	61.45%	58.63%	55.60%	58.39%	57.62%

Loan charge-offs	$3,414	$2,658	$2,627	$11,298	$8,432
Recoveries	(767)	(593)	(439)	(2,613)	(2,420)
Net charge-offs	$2,647	$2,065	$2,188	$8,685	$6,012

Market Price:
High	$37.22	$46.32	$32.50	$46.32	$41.50
Low	23.05	15.99	26.09	15.99	26.09
Close	36.75	34.40	27.53	36.75	27.53

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2008
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2008	September 30, 2008	December 31, 2007
Assets:
Loans, net of unearned	$2,348,651	$2,316,020	$2,227,897
Loan loss reserve	(30,821)	(29,908)	(28,054)
Net loans	2,317,830	2,286,112	2,199,843
Loans held for sale	623	2,175	2,334
Securities AFS	267,376	284,913	324,153
Securities HTM	25,597	27,219	32,959
Other equity investments	29,040	29,036	28,060
Other earning assets	53,253	28,790	37,689
Cash and due from banks	89,576	77,996	101,412
Premises and equipment	51,590	51,890	53,391
Goodwill and core deposit intangible	66,341	66,500	66,976
Other assets	53,305	54,297	55,867
Total Assets	$2,954,531	$2,908,928	$2,902,684

Liabilities and Equity:
NOW accounts	$21,739	$17,780	$18,663
Savings deposits	615,041	625,377	636,156
CD's >=$100,000	463,973	436,234	429,756
Other time deposits	780,721	757,698	758,728
Total interest bearing deposits	1,881,474	1,837,089	1,843,303
Noninterest bearing deposits	450,360	452,678	449,861
Total deposits	2,331,834	2,289,767	2,293,164
Repurchase agreements	157,422	142,238	158,980
Other interest bearing liabilities	133,560	142,285	120,611
Noninterest bearing liabilities	23,509	29,650	28,574
Total liabilities	2,646,325	2,603,940	2,601,329
Shareholders' equity	308,206	304,988	301,355
Total Liabilities and Equity	$2,954,531	$2,908,928	$2,902,684

Ending shares outstanding	15,066	15,055	15,044
Memo: Market value of HTM securities	$25,496	$27,065	$32,350

90 days past due loans	$11,245	$18,145	$9,622
Nonaccrual loans	40,945	31,162	22,237
Restructured loans	-	-	20
Foreclosed properties	10,425	9,409	7,851

Tier 1 leverage ratio	10.37%	10.45%	10.32%
Tier 1 risk based ratio	13.05%	13.11%	13.24%
Total risk based ratio	14.30%	14.36%	14.49%
FTE employees	986	991	1,011

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2008
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2008 and 2007 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Net income	$5,869	$9,271	$22,457	$36,627

Basic earnings per share	$0.39	$0.62	$1.50	$2.42

Diluted earnings per share	$0.39	$0.61	$1.48	$2.38

Average shares outstanding	15,065	15,042	15,017	15,150

Total assets (end of period)	$2,954,531	$2,902,684

Return on average equity	7.64%	12.22%	7.28%	12.45%

Return on average assets	0.79%	1.26%	0.77%	1.23%

Provision for loan losses	$3,560	$2,309	$11,452	$6,540

Gains on sales of loans	$251	$342	$1,583	$1,338